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                                                                    EXHIBIT 12.2

               PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES

    RESTATED COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                                      YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------
                                  1994           1993           1992           1991           1990
                               ----------     ----------     ----------     ----------     ----------
                               (DOLLARS IN THOUSANDS)
Earnings:
  Net income.................  $1,007,450     $1,065,495     $1,170,581     $1,026,392     $  987,170
  Adjustments for losses of
     consolidated less than
     100% owned affiliates
     and the Company's equity
     in undistributed loss
     (earnings) of
     unconsolidated
     affiliates..............      (2,764)         6,895         (3,349)        26,671         (2,799)
  Income tax expense.........     836,767        901,890        895,126        851,534        881,647
  Net fixed charges..........     730,965        821,166        802,198        776,682        812,568
                               ----------     ----------     ----------     ----------     ----------
          Total Earnings.....  $2,572,418     $2,795,446     $2,864,556     $2,681,279     $2,678,586
                                =========      =========      =========      =========      =========
Fixed Charges:
  Interest on long-term
     debt....................  $  651,912     $  731,610     $  739,279     $  697,185     $  699,849
  Interest on short-term
     debt....................      77,295         87,819         61,182         77,760        110,982
  Interest on capital
     leases..................       1,758          1,737          1,737          1,737          1,737
  Capitalized Interest.......       2,660         46,055          6,511          6,107          7,214
                               ----------     ----------     ----------     ----------     ----------
          Total Fixed
            Charges..........     733,625        867,221        808,709        782,789        819,782
                               ----------     ----------     ----------     ----------     ----------
Preferred Stock Dividends:
  Tax deductible dividends...       4,672          4,814          5,136          5,136          5,136
  Pretax earnings required to
     cover non-tax deductible
     preferred stock dividend
     requirements............      96,039        108,937        130,147        154,404        175,881
                               ----------     ----------     ----------     ----------     ----------
          Total Preferred
            Stock
            Dividends........     100,711        113,751        135,283        159,540        181,017
                               ----------     ----------     ----------     ----------     ----------
Total Combined Fixed Charges
  and Preferred Stock
  Dividends..................  $  834,336     $  980,972     $  943,992     $  942,329     $1,000,799
                                =========      =========      =========      =========      =========
Ratios of Earnings to
  Combined Fixed Charges and
  Preferred Stock
  Dividends..................        3.08           2.85           3.03           2.85           2.68

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Note: For the purpose of computing the Company's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for losses of consolidated less than 100% owned affiliates, the Company's equity in undistributed earnings or loss of unconsolidated affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" consist of interest on short-term and long-term debt (including amounts capitalized and amortization of bond premium, discount and expense; and excluding interest on decommissioning trust funds [for which an equal amount of interest income is recorded]) and interest on capital leases. "Preferred stock dividends" represent the sum of requirements for preferred stock dividends that are deductible for federal income tax purposes and requirements for preferred stock dividends that are not deductible for federal income tax purposes increased to an amount representing pretax earnings which would be required to cover such dividend requirements.